Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END 2021 RESULTS

Company Release: January 27, 2022

Fourth Quarter 2021 Highlights:

•	Non-PPP loan growth of $186.8 million, or 12.9%, for three months ended December 31, 2021, compared to the three months ended September 30, 2021.
o	CCBX loans increased $156.5 million, or 82.3%,
o	Community bank loans increased $30.3 million, or 2.4%, excluding PPP loans
o	PPP loans decreased $155.5 million, or 58.2%
•	Deposit growth of $140.2 million, or 6.3%, to $2.36 billion for the three months ended December 31, 2021, compared to $2.22 billion for the three months ended September 30, 2021.
o	CCBX deposit growth of $109.1 million, or 18.0%
▪	Additional $252.4 million in CCBX deposits transferred off balance sheet
o	Community bank deposit growth of $31.2 million, or 1.9%
•	Successful public offering of common stock closed on December 17, 2021, with gross proceeds of $34.5 million, accretive to book value.
•

Net income increased $606,000, or 9.1%, to $7.3 million for the quarter ended December 31, 2021, or $0.57 per diluted common share, compared to $6.7 million, or $0.54 per common diluted share, for the quarter ended September 30, 2021.

2021 Highlights:

•	Total assets increased $869.4 million, or 49.2%, to $2.64 billion for the year ended December 31, 2021, compared to $1.77 billion at December 31, 2020.
•	Total deposits increased $942.5 million, or 66.3%, to $2.36 billion for the year ended December 31, 2021, compared to $1.42 billion at December 31, 2020.
o	CCBX deposits increased $647.6 million during the year ended December 31, 2021.
•	Loan growth of $195.6 million, or 12.6%, to $1.74 billion for the year ended December 31, 2021, compared to $1.55 billion for the year ended December 31, 2020.
o	CCBX loans increased $281.0 million, or 428.2%
o	Community bank loans increased $168.2 million, or 15.0%, excluding PPP loans
o	PPP loans decreased $254.0 million, or 69.4%
o	Net deferred fees on loan receivable decreased $429,000, or 4.7%
•

Net income increased $11.9 million, or 78.3%, to $27.0 million for the year ended December 31, 2021, or $2.16 per diluted common share, compared to $15.1 million, or $1.24 per diluted common share, for the year ended December 31, 2020.

•	CCBX relationships increased by 13, or 86.7%, to 28 relationships as of December 31, 2021, compared to 15 relationships as of December 31, 2020.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter and year ended December 31, 2021.  Net income for the fourth quarter of 2021 was $7.3 million, or $0.57 per diluted common share, compared with net income of $6.7 million, or $0.54 per diluted common share, for the third quarter of 2021, and $4.7 million, or $0.38 per diluted common share, for the quarter ended December 31, 2020.

Total assets increased $183.9 million, or 7.5%, during the fourth quarter of 2021 to $2.64 billion, compared to $2.45 billion at September 30, 2021. Deposit growth was strong, increasing $140.2 million, or 6.3%, during the three months ended December 31, 2021.  Non-PPP loan growth of $186.8 million, or 12.9%, for the three months ended December 31, 2021.  Even with PPP loans decreasing $155.5 million, or 58.2% as a result of PPP loan forgiveness and repayments, total loans receivable increased $37.1 million during the three months ended December 31, 2021.

“We had tremendous interest and success with our public offering of common stock during the fourth quarter of 2021. The offering closed on December 17, 2021, with gross proceeds of $34.5 million, before deducting underwriting discounts and offering expenses.  These proceeds will help support investment and growth opportunities for the Company and Bank. Revenue was robust in 2021, with total revenue of $107.6 million for the year ended December 31, 2021, compared to $65.6 million for the year ended December 31, 2020.  Total revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses* increased $31.0 million, or 47.7%,  to $96.0 million during the year ended December 31, 2021, compared to $65.0 million for the year ended December 31, 2020. Our CCBX division, which provides Banking as a Service (“BaaS”), had significant relationship growth in 2021, with 28 relationships at December 31, 2021, an increase of 13 relationships compared to December 31, 2020.  CCBX generates additional fee and interest income, and expenses, for the Company by providing BaaS to broker dealers and digital financial service providers who offer their clients these banking services. We are very pleased with the deposit growth in CCBX during the year, which increased $647.6 million, or 942.8%, to $716.3 million of as of December 31, 2021, not including an additional $252.4 million in CCBX deposits that are transferred off the balance sheet as of December 31, 2021.  CCBX loans also increased dramatically during 2021, to $346.6 million as of December 31, 2021, compared to $65.6 million as of December 31, 2020, an increase of $281.0 million, or 428.2%. ” stated Eric Sprink, the President and CEO of the Company and the Bank.

Results of Operations

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Net interest income was $24.7 million for the quarter ended December 31, 2021, an increase of $5.9 million, or 31.4%, from $18.8 million for the quarter ended September 30, 2021, and an increase of $7.8 million, or 45.9%, from $16.9 million for the quarter ended December 31, 2020.  Yield on loans receivable was 5.92% for the three months ended December 31, 2021, compared to 4.57% for the three months ended September 30, 2021 and 4.64% for the three months ended December 31, 2020.  The increase in net interest income compared to September 30, 2021 and December 31, 2020, was largely related to net deferred fee income recognized on forgiven or repaid PPP loans as well as increased yield on loans resulting from loan growth and a decrease in lower yielding PPP loans.  Average loans receivable for the three months ended December 31, 2021 and September 30, 2021, was $1.68 billion, compared to $1.53 billion for the three months ended December 31, 2020.

Interest and fees on loans totaled $25.1 million for the three months ended December 31, 2021 compared to $19.4 million and $17.9 million for the three months ended September 30, 2021 and December 31, 2020, respectively.  Net non-PPP loan growth of $186.8 million, or 12.9%, during the quarter ended December 31, 2021, offset a decrease of $155.5 million in PPP loans that were forgiven or repaid, which resulted in the recognition of  $5.8 million in net deferred fees on PPP loans. Capital call lines increased $41.4 million, or 25.7%, during the quarter ended December 31, 2021.  These loans bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended December 31, 2021, compared to December 31, 2020, was largely due to $5.8 million in net deferred fees recognized on forgiven or repaid PPP loans during the quarter ended December 31, 2021, compared to $2.8 million during the quarter ended December 31, 2020.

As of December 31, 2021, there were $111.8 million in PPP loans, compared to $267.3 million as of September 30, 2021, and $365.8 million as of December 31, 2020.  In the three months ended December 31, 2021, a total of $155.5 million in PPP loans were forgiven or repaid.  Net deferred fees recognized on PPP loans contributed $5.8 million for the three months ended December 31, 2021, compared to $2.9 million for the three months ended September 30, 2021, and $2.8 million for the three months ended December 31, 2020.

As of December 31, 2021, $3.6 million in net deferred fees on PPP loans remains to be recognized in interest income in future periods along with interest earned on loans.  Net deferred fees on PPP loans are earned over the life of the loan, as a yield adjustment in interest income.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods from the recognition of PPP deferred fees. PPP loans in rounds one and two were originated in 2020, and were predominately two year loans, with $4.3 million of these loans remaining at December 31, 2021.  PPP loans in round three were originated in 2021 and are all five-year loans, with $107.5 million of these loans remaining at December 31, 2021.

Interest income from interest earning deposits with other banks was $294,000 at December 31, 2021, an increase of $124,000 and $218,000 due to higher balances compared to September 30, 2021, and December 31, 2020, respectively.  The average balance of interest earning deposits with other banks for the three months ended December 31, 2021 was $751.8 million, compared to $419.7 million and $166.7 million for the three months ended September 30, 2021 and December 31, 2020, respectively.

Interest expense was $843,000 for the quarter ended December 31, 2021, a $42,000 increase from the quarter ended September 30, 2021 and a $322,000 decrease from the quarter ended December 31, 2020. Interest expense on borrowed funds was $327,000 for the quarter ended December 31, 2021, compared to $278,000 and $407,000 for the quarters ended September 30, 2021 and December 31, 2020, respectively. Interest expense on borrowed funds increased $49,000 compared to the three months ended September 30, 2021as a result of an increase in subordinated debt outstanding.  Although the increase in subordinated debt occurred during the quarter ended September 30, 2021, the increased balance occurred midway through the quarter, therefore the three months ended December 31, 2021 reflects the increase in expense for a full quarter.  The $80,000 decrease in interest expense on borrowed funds from the quarter ended December 31, 2020 is the result of a decrease in average PPPLF borrowings, which were paid off in full as of June 30, 2021, partially offset by an increase in subordinated debt interest expense as a result of the increased outstanding balance.  Interest expense on interest bearing deposits decreased despite an increase of $42.3 million and $153.8 million in average interest bearing deposits for the quarter ended December 31, 2021 over the quarters ended September 30, 2021 and December 31, 2020, respectively, as a result of management lowering deposit interest rates and a continued low interest rate environment.  This contributed to improved cost of deposits for the three months ended December 31, 2021, which decreased 15.0% and 58.7% when compared to the three months ended September 30, 2021 and December 31, 2020, respectively.

Net interest margin was 3.95% for the three months ended December 31, 2021, compared to 3.48% and 3.89% for the three months ended September 30, 2021 and December 31, 2020, respectively.  The increase in net interest margin compared to the three months ended September 30, 2021, was largely a result of $5.8 million in net deferred fees recognized on PPP loans compared to $2.9 million for the three months ended September 30, 2021.   Contributing to the decrease in net interest margin compared to the three months ended December 31, 2020, was $751.8 million in average interest earning deposits as of December 31, 2021, a $585.1 million increase compared to the quarter ended December 31, 2020.  These interest earning deposits earned an average rate of 16 basis points for the quarter ended December 31, 2021.

Cost of funds decreased two basis points in the quarter ended December 31, 2021 to 0.14%, compared to the quarter ended September 30, 2021 and decreased 15 basis points from the quarter ended December 31, 2020. Cost of deposits for the quarter ended December 31, 2021 was 0.09%, a decrease of one basis point, from 0.10% for the quarter ended September 30, 2021, and a 13 basis point decrease, from 0.22% for the quarter ended December 31, 2020, largely due to an increase in noninterest bearing deposits and a lower rate environment. Deposit growth from CCBX in noninterest bearing and low interest bearing accounts contributed to the reduced cost of funds in conjunction with rate reductions on our community bank deposits.  Noninterest bearing deposits increased $59.5 million, or 4.6%, and $763.6 million, or 128.9%, compared to the quarters ended September 30, 2021, and December 31, 2020, respectively.  Market conditions for deposits continued to be competitive during the quarter ended December 31, 2021; however, we have been able to keep our cost of deposits down by increasing low interest bearing and noninterest bearing deposits and allowing high cost deposits to run-off when appropriate, lowering deposit rates and replacing them with lower cost core deposits.

During the quarter ended December 31, 2021, total loans receivable increased by $37.1 million, to $1.74 billion, compared to $1.71 billion for the quarter ended September 30, 2021.  Non-PPP loans increased $186.8 million, or 12.9%, for the quarter ended December 31, 2021, compared to the quarter ended September 30, 2021.  PPP loans decreased $155.5 million as a result of forgiveness and repayments and totaled $111.8 million as of December 31, 2021 compared to $267.3 million as of September 30, 2021.

Total yield on loans receivable for the quarter ended December 31, 2021 was 5.92%, compared to 4.57% for the quarter ended September 30, 2021, and 4.64% for the quarter ended December 31, 2020. This increase in yield on loans receivable is attributed to an increase in deferred fees recognized on PPP loans forgiven and repaid and a decrease in the outstanding balance of PPP loans that have a stated rate of 1.0% which is combined with the recognition of net deferred fees on PPP loans that are forgiven or repaid.  Additionally, new non-PPP loans bear a higher average interest rate than the stated 1.0% PPP loans they are replacing.

Yield on loans receivable, excluding earned fees* approximated 4.37% for the quarter ended December 31, 2021, compared to 3.74% for the quarter ended September 30, 2021, and 3.66% for the quarter ended December 31, 2020 and were higher primarily due to the decline in PPP loans which have a 1.0% stated rate. Net deferred fees recognized on loans were $6.6 million (includes $5.8 million on PPP loans), $3.5 million (includes $2.9 million on PPP loans) and $3.8 million (includes $2.8 million on PPP loans) for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

Return on average assets (“ROA”) was 1.14% for the quarter ended December 31, 2021 compared to 1.21% and 1.04% for the quarters ended September 30, 2021 and December 31, 2020, respectively.  ROA for the quarter ended December 31, 2021 was impacted by increased demand deposits and cash on the balance sheet, which are lower yielding earning assets and produce a lower loan to deposit ratio.  ROA for the quarter ended December 31, 2020 was impacted by increased provision for loan losses, which reduced earnings, due to the economic uncertainties of the COVID-19 pandemic and loan growth.

The PPP loans originated in the first and second rounds during 2020 and in the third round in 2021 have had a significant impact on our financial statements.  As the PPP loans continue to paydown they will impact our results in the future.  Any estimated adjusted ratios that exclude the impact of this activity are non-GAAP measures.  For more information about non-GAAP financial measures, please see the end of this earnings release.

The table below summarizes information about total PPP loans originated in 2020 and 2021.

	Total PPP Loan Origination
	Round 1 & 2 2020	Round 3 2021	Total
(Dollars in thousands; unaudited)
Loans Originated	$452,846	$311,012	$763,858
Deferred fees, net	12,933	13,334	$26,267
Outstanding loans and deferred fees as of December 31, 2021
Loans outstanding	$4,306	$107,507	$111,813
Deferred fees, net	36	3,597	$3,633

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

As of December 31, 2021 there was $111.8 million in PPP loans, this includes $4.3 million from round 1 & 2 and $107.5 million from round 3.  The table below summarizes key information about the remaining PPP loans originated in 2020 and 2021 as of the period indicated:

	Outstanding PPP Loans
	Original Loan Size
	As of and for the Three Months Ended December 31, 2021
	$0.00 - $50,000.00	$50,0000.01 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Round 1 & 2	$302	$459	$342	$1,501	$1,702	$4,306
Round 3	6,925	10,751	32,061	57,770	—	107,507
Total principal outstanding	7,227	11,210	32,403	59,271	1,702	111,813
Net deferred fees outstanding
Round 1 & 2	$4	$5	$5	$11	$11	$36
Round 3	575	380	1,257	1,384	-	3,596
Total net deferred fees outstanding	$579	$385	$1,262	$1,395	$11	$3,632
Number of loans:
Round 1 & 2	14	8	4	5	3	34
Round 3	381	116	140	73	-	710
Total loan count	395	124	144	78	3	744
Percent of total	53.1%	16.7%	19.3%	10.5%	0.4%	100.0%

Forgiveness/Payoffs/Paydowns in Three Months Ended December 31, 2021
Dollars	$17,549	$30,346	$29,476	$68,048	$10,046	$155,465
Deferred fee recognized	1,519	1,169	1280	1,769	47	5,784

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the PPP loans as described above.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three Months Ended					Year ended
(unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Return on average assets (1)	1.14%	1.21%	1.36%	1.28%	1.04%	1.24%	0.98%
Return on average equity (1)	16.80%	16.77%	18.60%	16.84%	13.36%	17.24%	11.44%
Yield on earnings assets (1)	4.09%	3.63%	3.89%	3.99%	4.16%	3.90%	4.21%
Yield on loans receivable (1)	5.92%	4.57%	4.44%	4.51%	4.64%	4.86%	4.64%
Yield on loans receivable, excluding PPP loans (1)(2)	4.98%	4.53%	4.65%	4.78%	5.00%	4.77%	4.99%
Yield on loans receivable, excluding earned fees (1)(2)	4.37%	3.74%	3.46%	3.53%	3.66%	3.78%	3.96%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans, as adjusted (1)(2)	4.78%	4.36%	4.42%	4.52%	4.65%	4.55%	4.80%
Cost of funds (1)	0.14%	0.16%	0.20%	0.24%	0.29%	0.18%	0.40%
Cost of deposits (1)	0.09%	0.10%	0.14%	0.17%	0.22%	0.12%	0.35%
Net interest margin (1)	3.95%	3.48%	3.70%	3.76%	3.89%	3.73%	3.83%
Noninterest expense to average assets (1)	3.29%	2.91%	2.65%	2.62%	2.35%	2.90%	2.47%
Efficiency ratio	54.08%	64.68%	58.69%	60.85%	55.26%	58.82%	58.14%
Loans receivable to deposits	73.73%	76.71%	92.03%	105.68%	108.85%	73.73%	108.85%

(1) Annualized calculations shown for quarterly periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Noninterest income was $14.2 million for the three months ended December 31, 2021, an increase of $8.1 million from $6.1 million for the three months ended September 30, 2021, and an increase of $12.2 million from $2.0 million for the three months ended December 31, 2020.  The increase in noninterest income over the quarter ended September 30, 2021 was due to an increase of $9.1 million in BaaS fees – credit enhancements related to the allowance for loan losses and reserve for unfunded commitments, $913,000 in BaaS fees – fraud recovery, and an increase of $385,000 in other BaaS fees (see “Appendix B” for more information on the accounting for BaaS allowance for loan losses, reserve for unfunded commitments, credit enhancements and fraud recovery), partially offset by the absence of a $1.5 million unrealized holding gain on an equity investment that occurred during the quarter ended September 30, 2021, and a $723,000 decrease in loan referral fees.  The $12.2 million increase in noninterest income over the quarter ended December 31, 2020 was primarily due to a $11.9 million increase in BaaS fees ($9.1 million related to credit enhancements, $1.2 million related to fraud recovery and $1.6 million in other BaaS fees), $224,000 more in other income primarily due to an increase of $121,000 in SBA servicing fees, partially offset by the absence of a $400,000 unrealized loss on an equity investment that occurred during the quarter ended December 31, 2020 and a $423,000 decrease in loan referral fees.  Interchange income from BaaS partners for the quarter ended December 31, 2021 was $368,000, compared to $188,000 and $10,000, as of September 30, 2021 and December 31, 2020, respectively.

Our CCBX division continues to grow, and now has 28 relationships, at varying stages, as of December 31, 2021, compared to 26 CCBX relationships at September 30, 2021 and 15 CCBX relationships at December 31, 2020, respectively.  As of December 31, 2021, we had 19 active CCBX relationships, one relationship in friends and family/testing, five relationships in onboarding/implementation, three signed letters of intent and we believe we have a strong pipeline of potential new CCBX relationships.

The following table illustrates the activity and growth in CCBX for the periods presented:

	As of
	December 31, 2021	September 30, 2021	December 31, 2020
Active	19	16	6
Friends and family / testing	1	-	2
Implementation / onboarding	5	7	3
Signed letters of intent	3	3	4
Total CCBX relationships	28	26	15

Total noninterest expense increased to $21.1 million for the three months ended December 31, 2021, compared to $16.1 million for the three months ended September 30, 2021 and $10.5 million for the three months ended December 31, 2020. Increase in noninterest expense for the quarter ended December 31, 2021, as compared to the quarter ended September 30, 2021, was primarily due to a $2.9 million increase in BaaS expense, $1.9 million of which is related to partner loan expense and  $912,000 of which is related to partner fraud expense.  Partner loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans. Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts.  Also contributing to the increase in noninterest expense compared to September 30, 2021 is a $609,000 increase in other expenses, which includes a $293,000 higher reserve for unfunded commitment expense, a $168,000 increase in operational losses, and a $118,000 increase in donations.  The increase in donations was largely due to community-based contributions.  Salaries and employee benefits also increased $580,000 compared to September 30, 2021, which is related to the hiring in CCBX and additional staff for our ongoing growth initiatives.  In the fourth quarter of 2021 compared to the third quarter of 2021, Federal Deposit Insurance Corporation (“FDIC”) assessments increased $412,000, software license, maintenance and subscription expenses increased $166,000 and legal and professional fees increased $155,000.  The increase in FDIC assessments is largely the result of an increase in deposits combined with other factors that impact the FDIC assessment calculation compared to the quarter ended September 30, 2021.  The increase in software license, maintenance and subscription expenses increased as a result of implementing software that aids in the reporting of CCBX activities and monitoring of transactions that helps to automate and create other efficiencies in reporting.  The increase in legal and professional expenses is associated with CCBX division expenses and higher costs associated with legal and accounting work related to financial reporting.

The increased noninterest expenses for the quarter ended December 31, 2021 compared to the quarter ended December 31, 2020 were largely due to a $4.1 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing banking growth initiatives, an increase of $3.5 million in BaaS partner expense ($2.3 million of which is related to partner loan expense and $1.2 million of which is related to partner fraud expense), and a $854,000 increase in other expense (which includes a $318,000 increase in unfunded commitment expense, a $154,000 increase in donations, largely due to community-based contributions, and a $139,000 increase in operational losses).  Also contributing to the increase in expenses compared to December 31, 2020 is a $582,000 increase in FDIC assessments, a $581,000 increase in software licenses, maintenance and subscriptions, and a $367,000 increase in legal and professional fees.  The increase in FDIC assessments is largely the result of an increase in deposits combined with other factors that impact the FDIC assessment calculation compared to the quarter ended December 31, 2020.  The increase in software license, maintenance and subscription expenses increased as a result of implementing software that aids in the reporting of CCBX activities and monitoring of transactions that helps to automate and create other efficiencies in reporting.  The increase in legal and professional expenses is associated with CCBX division expenses and higher costs associated with legal and accounting work related to financial reporting.

The provision for income taxes was $1.7 million for the three months ended December 31, 2021, $1.9 million for the three months ended September 30, 2021 and $1.2 million for the fourth quarter of 2020.  The Company is subject to various state taxes that are assessed as CCBX activities expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 0.9% for calculating the provision for state taxes.

Financial Condition

Total assets increased $183.9 million, or 7.5%, to $2.64 billion at December 31, 2021 compared to $2.45 billion at September 30, 2021.  Interest earning deposits with other banks increased $160.7 million, primarily a result of increased CCBX deposits during the quarter ended December 31, 2021.  Loans receivable increased $37.1 million even after experiencing $155.5 million in PPP loan forgiveness and paydowns during the quarter ended December 31, 2021.  Total assets increased $869.4 million, or 49.2%, at December 31, 2021, compared to $1.77 billion at December 31, 2020.  Interest earning deposits with other banks including the Federal Reserve increased $654.5 million primarily from increased deposits, and loans receivable increased $195.6 million, compared to December 31, 2020.

Total loans receivable increased $37.1 million to $1.74 billion at December 31, 2021, from $1.71 billion at September 30, 2021, and increased $195.6 million from $1.55 billion at December 31, 2020.  The increase in loans receivable over the quarter ended September 30, 2021 was the result of $186.8 million in non-PPP loan growth partially offset by $155.5 million in PPP loan forgiveness and paydowns.  The $186.8 million increase in non-PPP loans includes CCBX loan growth of $156.5 million, and community bank loan growth of $30.3 million, excluding PPP loans, for the three months ended December 31, 2021.  The Company is developing two segments, both of which are included in the Bank: CCBX and the community bank.  The CCBX segment includes our BaaS activities and the community bank segment includes all other banking activities.  CCBX loans totaled $346.6 million at December 31, 2021 compared to $190.1 million at September 30, 2021 and $65.6 million at December 31, 2020.  Total loans receivable as of December 31, 2021 is net of $8.8 million in net deferred origination fees, $3.6 million of which is attributed to PPP loans.  Deferred fees on PPP loans are earned over the life of the loan. Loans that were originated in 2020 are primarily two year loans with some being 5 year loans with $4.3 million of these loans remaining as of December 31, 2021, and all PPP loans originated in 2021 have five year maturities, with $107.5 million of these loans remaining as of December 31, 2021.  Along with an increase in loans receivable as of December 31, 2021 compared to September 30, 2021, unused commitments also increased during the same period, with the unused commitments on capital call lines increasing $68.6 million to $416.0 million at December 31, 2021 compared to $347.4 million at September 30, 2021, which should translate into future loan growth as the commitments are utilized.  The increase in loans receivable over the quarter ended December 31, 2020 includes growth of $449.2 million in non-PPP loans, partially offset by a $254.0 million decrease in PPP loans as of December 31, 2021.  Non-PPP loan growth consists of $137.3 million in capital call lines, $60.7 million in commercial real estate loans, $89.2 million in construction, land and land development loans, $60.5 million in residential real estate loans, and a decrease of $3.4 million in other commercial and industrial loans.  Consumer loans increased $91.7 million over the quarter ended September 30, 2021 and $105.0 million over the quarter ended December 31, 2020, primarily due to growth in CCBX.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	December 31, 2021		September 30, 2021		December 31, 2020
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
PPP loans	$111,813	6.4%	$267,278	15.5%	$365,842	23.5%
Capital call lines	202,882	11.5	161,457	9.4	65,559	4.2
All other commercial & industrial loans	104,365	6.0	108,120	6.3	107,799	6.9
Real estate loans:
Construction, land and land development loans	183,594	10.5	158,710	9.2	94,423	6.1
Residential real estate loans	204,389	11.7	170,167	9.9	143,869	9.2
Commercial real estate loans	835,587	47.7	837,342	48.7	774,925	49.8
Consumer and other loans	108,871	6.2	17,140	1.0	3,916	0.3
Gross loans receivable	1,751,501	100.0%	1,720,214	100.0%	1,556,333	100.0%
Net deferred origination fees - PPP loans	(3,633)		(9,417)		(5,803)
Net deferred origination fees - Other loans	(5,133)		(5,115)		(3,392)
Loans receivable	$1,742,735		$1,705,682		$1,547,138

Please see Appendix A for additional loan portfolio detail regarding industry concentrations.

The following table details the CCBX loans which are included in the total loan portfolio table above.

	As of
	December 31, 2021		September 30, 2021		December 31, 2020
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
Capital call lines	$202,882	58.6%	$161,457	84.9%	$65,559	99.9%
Real estate loans:
Residential real estate loans	36,887	10.6	14,039	7.4	$—	0.0%
Consumer and other loans:
Credit cards	11,429	3.3	1,711	0.9	9	0.0
Other consumer and other loans	95,408	27.5	12,937	6.8	58	0.1
Gross CCBX loans receivable	346,606	100.0%	190,144	100.0%	65,626	100.0%

Total deposits increased $140.2 million, or 6.3%, to $2.36 billion at December 31, 2021 from $2.22 billion at September 30, 2021.  The increase was due primarily to a $101.1 million increase in core deposits, which is primarily the result of growth in CCBX partners and expanding and growing banking relationships with new customers.  Deposits in our CCBX division increased $109.1 million, from $607.2 million at September 30, 2021, to $716.3 million at December 31, 2021.  The deposits from our CCBX division are predominately classified as noninterest bearing, or NOW and money market accounts, but a portion of such CCBX deposits may be classified as brokered deposits as a result of the relationship agreement.  Currently, the majority of CCBX deposits are noninterest bearing, however, as the Federal Reserve Open Market Committee raises interest rates, a majority of these accounts will bear interest and be reclassified to interest bearing deposits once rates exceed the minimum interest rate set in their respective program agreements and begin to earn interest.  During the quarter ended December 31, 2021, noninterest bearing deposits increased $59.5 million, or 4.6%, to $1.36 billion from $1.30 billion at September 30, 2021.  Included in the increase in noninterest bearing deposits is an increase in CCBX division deposits of $62.7 million for the quarter ended December 31, 2021.  In the fourth quarter of 2021 compared to the third quarter of 2021, NOW and money market accounts increased $33.9 million, and savings accounts increased $7.8 million.  BaaS-brokered deposits increased $42.4 million, or 149.2%, while time deposits decreased $3.2 million, or 6.9% in the fourth quarter of 2021 compared to the third quarter of 2021.

Total deposits increased $942.5 million, or 66.3%, to $2.36 billion at December 31, 2021 compared to $1.42 billion at December 31, 2020.  Noninterest bearing deposits increased $763.6 million, or 128.9%, to $1.36 billion at December 31, 2021 from $592.3 million at December 31, 2020.  NOW and money market accounts increased $131.4 million, or 20.0%, to $789.7 million at December 31, 2021, and savings accounts increased $26.3 million, or 33.9%, and BaaS-brokered deposits increased $37.3 million, or 111.3% while time deposits decreased $16.2 million, or 27.1%, in the fourth quarter of 2021 compared to the fourth quarter of 2020.  The overall increase in deposits was achieved despite a decrease of $25.6 million in total deposits due to the sale of our Freeland branch which included deposits as compared to December 31, 2020 deposits which included Freeland branch deposits.  Additionally, as of December 31, 2021 we have access to $252.4 million in CCBX customer deposits that are currently being transferred off the Bank’s balance sheet to other financial institutions on a daily basis.  The Bank could retain these deposits for liquidity and funding purposes if needed.  If a portion of these deposits are retained, they would be classified as brokered deposits, however if the entire available balance is retained, they would be non-brokered deposits.  Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated.

	As of
	December 31, 2021		September 30, 2021		December 31, 2020
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$1,355,908	57.4%	$1,296,443	58.3%	$592,261	41.7%
NOW and money market	789,709	33.4	755,810	34.0	658,323	46.3
Savings	103,956	4.4	96,192	4.3	77,611	5.4
Total core deposits	2,249,573	95.2	2,148,445	96.6	1,328,195	93.4
BaaS-brokered deposits	70,757	3.0	28,396	1.3	33,482	2.4
Time deposits less than $250,000	31,057	1.3	32,937	1.5	41,145	2.9
Time deposits $250,000 and over	12,400	0.5	13,762	0.6	18,485	1.3
Total deposits	$2,363,787	100.0%	$2,223,540	100.0%	$1,421,307	100.0%

The following table details the CCBX deposits which are included in the total deposit portfolio table above.

	As of
	December 31, 2021		September 30, 2021		December 31, 2020
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$636,675	88.9%	$573,985	94.5%	$30,144	43.9%
Interest bearing	8,827	1.2	4,837	0.8	5,062	7.4
Total core deposits	645,502	90.1	578,822	95.3	35,206	51.3
BaaS-brokered deposits	70,756	9.9	28,395	4.7	33,481	48.7
Total CCBX deposits	$716,258	100.0%	$607,217	100.0%	$68,687	100.0%

The Federal Home Loan Bank (“FHLB”) allows us to borrow against our line of credit, which is collateralized by certain loans. As of December 31, 2021, we borrowed a total of $25.0 million in FHLB term advances.  This includes a $10.0 million advance that matures in March of 2023 and $15.0 million advance that matures in March 2025.  These advances provide an alternative and stable source of funding for loan demand.  Although there are no immediate plans to borrow additional funds, additional FHLB borrowing capacity of $76.3 million was available under this arrangement as of December 31, 2021.

During the quarter ended December 31, 2021, the Company completed a public offering of 851,853 shares of its common stock at a price to the public of $40.50 per share.  Gross proceeds from the offering of $34.5 million, before deducting underwriting discounts and offering expenses, will be used for general corporate purposes, including, without limitation, to support investment opportunities and the Bank’s growth.  A total of $15.0 million of those proceeds was contributed to the Bank, and the balance of the amount was retained in cash at the Company level.

Total shareholders’ equity increased $40.1 million since September 30, 2021.  The increase in shareholders’ equity was primarily due to proceeds from the public offering described above and $7.3 million in net earnings for the three months ended December 31, 2021.

Capital Ratios

The Company and the Bank remain well capitalized at December 31, 2021, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
(unaudited)
Tier 1 leverage capital	7.96%	8.07%	5.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans (1)	8.60%	8.70%	5.00%
Common Equity Tier 1 risk-based capital	11.12%	11.06%	6.50%
Tier 1 risk-based capital	11.12%	11.26%	8.00%
Total risk-based capital	12.38%	13.89%	10.00%
(1) A reconciliation of the non-GAAP measure is set forth at the end of this earnings release.

Asset Quality

The total allowance for loan losses was $28.6 million and 1.64% of loans receivable at December 31, 2021 compared to $20.2 million and 1.19% at September 30, 2021 and $19.3 million and 1.25% at December 31, 2020.  The allowance for loan loss allocated to the CCBX portfolio was $8.0 million and 2.30% of CCBX loan receivable at December 31, 2021, with $20.7 million of allowance for loan loss allocated to the community bank or 1.48% of total community bank loans receivable.  At December 31, 2021, there was $111.8 million in PPP loans, which are 100% guaranteed by the SBA.  Adjusted allowance for loan losses to loans receivable, excluding PPP loans* was 1.75% for the quarter ended December 31, 2021.

The following table details the allocation of the allowance for loan loss as of the period indicated:

	As of
	December 31, 2021
(Dollars in thousands)	Community Bank	CCBX	Total
Loans receivable	$1,396,061	$346,674	$1,742,735
Allowance for loan losses	(20,670)	(7,962)	(28,632)
Allowance for loan losses to total loans receivable	1.48%	2.30%	1.64%

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Provision for loan losses totaled $8.9 million for the three months ended December 31, 2021, $255,000 for the three months ended September 30, 2021, and $2.6 million for the three months ended December 31, 2020. Net charge-offs totaled $532,000 for the quarter ended December 31, 2021, compared to net recoveries of $1,000 for the quarter ended September 30, 2021 and net charge-offs of $384,000 for the quarter ended December 31, 2020.

The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	December 31, 2021
(Dollars in thousands)	Community Bank	CCBX	Total
Gross charge-offs	$215	$364	$579
Gross recoveries	(47)	-	(47)
Net charge-offs	$168	$364	$532

The increase in the Company’s provision for loan losses during the quarter ended December 31, 2021, is largely related to the provision for CCBX partner loans.  Beginning with and during the quarter ended December 31, 2021, a $8.3 million provision for loan losses was recorded for CCBX partner loans based on management’s analysis.   The factors used in management’s analysis for community bank loan losses indicated that a provision for loan losses of $243,000 and $255,000 was needed for the quarters ended December 31, 2021 and September 30, 2021, respectively.  The economic environment is continuously changing and has shown some signs of improvement, with the United States implementing stimulus packages, ongoing vaccination of its population and increased re-opening of economic activities, tempered by increased inflation, and a rise in new COVID-19 variants that have resulted in some economic uncertainty.  The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and continues to account for the allowance for credit losses under the incurred loss model.

The following table details the provision expense for the community bank and CCBX for the period indicated:

Three Months Ended
(Dollars in thousands)	December 31, 2021
Community bank	$243
CCBX	8,699
Total provision expense	$8,942

At December 31, 2021, our nonperforming assets were $1.7 million, or 0.07% of total assets, compared to $740,000, or 0.03%, of total assets, at September 30, 2021, and $712,000, or 0.04% of total assets, at December 31, 2020.  Nonperforming assets increased $987,000 during the quarter ended December 31, 2021, compared to the quarter ended September 30, 2021, due to an increase of $1.4 million in CCBX loans that are past due 90 days or more and still accruing interest partially offset by a decrease of $396,000 in nonaccrual loans.  There were no repossessed assets or other real estate owned at December 31, 2021.  Our nonperforming loans to loans receivable ratio was 0.10% at December 31, 2021, compared to 0.04% at September 30, 2021, and 0.05% at December 31, 2020.

For the quarter ended December 31, 2021, we have not seen a significant change in our credit quality metrics, as demonstrated by the low level of community bank charge-offs and nonperforming loans.  The long-term economic impact of the COVID-19 pandemic, political gridlock, and trade issues remains unknown; however, the Company remains diligent in its efforts to communicate and proactively work with borrowers to help mitigate potential credit deterioration.  For the quarter ended December 31, 2021 $364,000 in net charge-offs were recorded on CCBX loans.  These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses.   Agreements with our CCBX loan partners provide for a credit enhancement against losses.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	December 31,	September 30,	December 31,
(Dollars in thousands, unaudited)	2021	2021	2020

Nonaccrual loans:
Commercial and industrial loans	$166	$561	$537
Real estate:
Construction, land and land development	-	-	-
Residential real estate	55	56	175
Commercial real estate	-	-	-
Total nonaccrual loans	221	617	712

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	1,506	123	-
Total nonperforming loans	1,727	740	712
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$1,727	$740	$712
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.10%	0.04%	0.05%
Total nonperforming assets to total assets	0.07%	0.03%	0.04%

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $2.64 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers and digital financial service providers through its CCBX Division.  To learn more about Coastal visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	December 31,	September 30,	December 31,
	2021	2021	2020
Cash and due from banks	$14,496	$31,722	$18,965
Interest earning deposits with other banks	798,665	638,003	144,152
Investment securities, available for sale, at fair value	35,327	32,838	20,399
Investment securities, held to maturity, at amortized cost	1,296	2,086	2,848
Other investments	8,478	8,349	6,059
Loans receivable	1,742,735	1,705,682	1,547,138
Allowance for loan losses	(28,632)	(20,222)	(19,262)
Total loans receivable, net	1,714,103	1,685,460	1,527,876
Premises and equipment, net	17,219	17,231	17,108
Operating lease right-of-use assets	6,105	6,372	7,120
Accrued interest receivable	8,105	7,549	8,616
Bank-owned life insurance, net	12,254	12,166	7,082
Deferred tax asset, net	6,818	3,807	3,799
Other assets	12,651	5,985	2,098
Total assets	$2,635,517	$2,451,568	$1,766,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,363,787	$2,223,540	$1,421,307
Federal Home Loan Bank advances	24,999	24,999	24,999
Paycheck Protection Program Liquidity Facility	-	-	153,716
Subordinated debt, net	24,288	24,269	9,993
Junior subordinated debentures, net	3,586	3,586	3,584
Deferred compensation	744	774	863
Accrued interest payable	357	147	531
Operating lease liabilities	6,320	6,583	7,323
Other liabilities	10,214	6,584	3,589
Total liabilities	2,434,295	2,290,482	1,625,905

SHAREHOLDERS’ EQUITY
Common stock	121,845	88,997	87,815
Retained earnings	79,373	72,083	52,368
Accumulated other comprehensive income, net of tax	4	6	34
Total shareholders’ equity	201,222	161,086	140,217
Total liabilities and shareholders’ equity	$2,635,517	$2,451,568	$1,766,122

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2021	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$25,134	$19,383	$17,885
Interest on interest earning deposits with other banks	294	170	76
Interest on investment securities	3	24	31
Dividends on other investments	115	31	106
Total interest and dividend income	25,546	19,608	18,098
INTEREST EXPENSE
Interest on deposits	516	523	758
Interest on borrowed funds	327	278	407
Total interest expense	843	801	1,165
Net interest income	24,703	18,807	16,933
PROVISION FOR LOAN LOSSES	8,942	255	2,600
Net interest income after provision for loan losses	15,761	18,552	14,333
NONINTEREST INCOME
BaaS fees	12,649	2,286	735
Unrealized holding (loss) gain on equity securities, net	(3)	1,472	(400)
Deposit service charges and fees	930	956	867
Loan referral fees	-	723	423
Gain on sales of loans, net	29	206	35
Mortgage broker fees	218	187	216
Other income	397	302	173
Total noninterest income	14,220	6,132	2,049
NONINTEREST EXPENSE
Salaries and employee benefits	10,541	9,961	6,433
Occupancy	1,043	1,037	1,026
Software licenses, maintenance and subscriptions	983	817	402
Legal and professional fees	951	796	584
Data processing	767	761	599
BaaS expense	3,577	715	103
Excise taxes	435	407	301
Federal Deposit Insurance Corporation assessments	812	400	230
Director and staff expenses	393	274	187
Marketing	107	130	37
Other expense	1,441	832	587
Total noninterest expense	21,050	16,130	10,489
Income before provision for income taxes	8,931	8,554	5,893
PROVISION FOR INCOME TAXES	1,641	1,870	1,232
NET INCOME	$7,290	$6,684	$4,661

Basic earnings per common share	$0.60	$0.56	$0.39
Diluted earnings per common share	$0.57	$0.54	$0.38
Weighted average number of common shares outstanding:
Basic	12,144,452	11,999,899	11,936,289
Diluted	12,701,464	12,456,674	12,280,191

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Year ended
	December 31,	December 31,
	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$82,112	$61,910
Interest on interest earning deposits with other banks	608	663
Interest on investment securities	79	230
Dividends on other investments	284	235
Total interest and dividend income	83,083	63,038
INTEREST EXPENSE
Interest on deposits	2,327	4,288
Interest on borrowed funds	1,319	1,364
Total interest expense	3,646	5,652
Net interest income	79,437	57,386
PROVISION FOR LOAN LOSSES	9,915	8,308
Net interest income after provision for loan losses	69,522	49,078
NONINTEREST INCOME
BaaS fees	17,307	2,365
Unrealized holding gain (loss) on equity securities, net	1,469	(400)
Deposit service charges and fees	3,698	3,091
Loan referral fees	2,126	1,726
Gain on sales of loans, net	396	82
Mortgage broker fees	920	655
Gain on sale of branch	1,263	-
Other	939	663
Total noninterest income	28,118	8,182
NONINTEREST EXPENSE
Salaries and employee benefits	37,101	23,302
Occupancy	4,128	3,977
Software licenses, maintenance and subscriptions	2,827	1,320
Legal and professional fees	3,133	1,762
Data processing	2,959	2,348
BaaS expense	4,481	294
Excise taxes	1,589	1,057
Federal Deposit Insurance Corporation assessments	1,632	522
Director and staff expenses	1,205	800
Marketing	451	317
Other	3,757	2,420
Total noninterest expense	63,263	38,119
Income before provision for income taxes	34,377	19,141
PROVISION FOR INCOME TAXES	7,372	3,995
NET INCOME	$27,005	$15,146

Basic earnings per common share	$2.25	$1.27
Diluted earnings per common share	$2.16	$1.24
Weighted average number of common shares outstanding:
Basic	12,022,954	11,920,735
Diluted	12,521,426	12,209,371

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	December 31, 2021			September 30, 2021			December 31, 2020
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$751,805	$294	0.16%	$419,715	$170	0.16%	$166,744	$76	0.18%
Investment securities (1)	37,024	3	0.03	33,788	24	0.28	23,730	31	0.52
Other investments	8,411	115	5.42	6,859	31	1.79	6,124	106	6.89
Loans receivable (2)	1,683,310	25,134	5.92	1,681,069	19,383	4.57	1,533,533	17,885	4.64
Total interest earning assets	2,480,550	25,546	4.09	2,141,431	19,608	3.63	1,730,131	18,098	4.16
Noninterest earning assets:
Allowance for loan losses	(20,242)			(20,102)			(17,767)
Other noninterest earning assets	76,343			77,221			62,359
Total assets	$2,536,651			$2,198,550			$1,774,723

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$962,128	$516	0.21%	$919,792	$523	0.23%	$808,351	$758	0.37%
Subordinated debt, net	24,276	234	3.82	17,073	185	4.30	9,991	148	5.89
Junior subordinated debentures, net	3,586	21	2.32	3,586	21	2.32	3,584	22	2.44
PPPLF borrowings	-	-	0.00	-	-	0.00	188,222	166	0.35
FHLB advances and other borrowings	25,000	72	1.14	24,999	72	1.14	25,001	71	1.13
Total interest bearing liabilities	1,014,990	843	0.33	965,450	801	0.33	1,035,149	1,165	0.45
Noninterest bearing deposits	1,336,161			1,061,311			588,764
Other liabilities	13,308			13,705			11,968
Total shareholders' equity	172,192			158,084			138,842
Total liabilities and
shareholders' equity	$2,536,651			$2,198,550			$1,774,723
Net interest income		$24,703			$18,807			$16,933
Interest rate spread			3.76%			3.30%			3.71%
Net interest margin (3)			3.95%			3.48%			3.89%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Year Ended
	December 31, 2021			December 31, 2020
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Interest earning assets:
Interest earning deposits	$402,081	$608	0.15%	$133,951	$663	0.49%
Investment securities (1)	30,045	79	0.26	24,120	230	0.95
Other Investments	7,052	284	4.03	5,608	235	4.19
Loans receivable (2)	1,688,925	82,112	4.86	1,333,028	61,910	4.64
Total interest earning assets	2,128,103	83,083	3.90	$1,496,707	$63,038	4.21
Noninterest earning assets:
Allowance for loan losses	(19,870)			(14,686)
Other noninterest earning assets	74,088			58,970
Total assets	$2,182,321			$1,540,991

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$910,106	$2,327	0.26%	$724,279	$4,288	0.59%
Subordinated debt, net	15,379	711	4.62	9,986	589	5.90
Junior subordinated debentures, net	3,585	84	2.34	3,584	105	2.93
PPPLF borrowings	68,699	240	0.35	124,068	435	0.35
FHLB advances and other borrowings	24,999	284	1.14	20,736	235	1.13
Total interest bearing liabilities	1,022,768	3,646	0.36	$882,653	$5,652	0.64
Noninterest bearing deposits	989,945			513,550
Other liabilities	12,926			12,445
Total shareholders' equity	156,682			132,343
Total liabilities and
shareholders' equity	$2,182,321			$1,540,991
Net interest income		$79,437			$57,386
Interest rate spread			3.54%			3.57%
Net interest margin (3)			3.73%			3.83%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Income Statement Data:
Interest and dividend income	$25,546	$19,608	$19,571	$18,358	$18,098
Interest expense	843	801	959	1,043	1,165
Net interest income	24,703	18,807	18,612	17,315	16,933
Provision for loan losses	8,942	255	361	357	2,600
Net interest income after
provision for loan losses	15,761	18,552	18,251	16,958	14,333
Noninterest income	14,220	6,132	4,782	2,984	2,049
Noninterest expense	21,050	16,130	13,731	12,352	10,489
Provision for income tax	1,641	1,870	2,289	1,572	1,232
Net income	7,290	6,684	7,013	6,018	4,661
	As of and for the Three Month Period

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Balance Sheet Data:
Cash and cash equivalents	$813,161	$669,725	$282,889	$204,314	$163,117
Investment securities	36,623	34,924	27,442	22,893	23,247
Loans receivable	1,742,735	1,705,682	1,658,149	1,766,723	1,547,138
Allowance for loan losses	(28,632)	(20,222)	(19,966)	(19,610)	(19,262)
Total assets	2,635,517	2,451,568	2,007,138	2,029,359	1,766,122
Interest bearing deposits	1,007,879	927,097	913,782	903,025	829,046
Noninterest bearing deposits	1,355,908	1,296,443	887,896	768,690	592,261
Core deposits (1)	2,249,573	2,148,445	1,724,134	1,590,850	1,328,195
Total deposits	2,363,787	2,223,540	1,801,678	1,671,715	1,421,307
Total borrowings	52,873	52,854	38,584	197,099	192,292
Total shareholders’ equity	201,222	161,086	154,100	146,739	140,217

Share and Per Share Data (2):
Earnings per share – basic	$0.60	$0.56	$0.59	$0.50	$0.39
Earnings per share – diluted	$0.57	$0.54	$0.56	$0.49	$0.38
Dividends per share	-	-	-	-	-
Book value per share (3)	$15.63	$13.41	$12.83	$12.24	$11.73
Tangible book value per share (4)	$15.63	$13.41	$12.83	$12.24	$11.73
Weighted avg outstanding shares – basic	12,144,452	11,999,899	11,984,927	11,960,772	11,936,289
Weighted avg outstanding shares – diluted	12,701,464	12,456,674	12,459,467	12,393,493	12,280,191
Shares outstanding at end of period	12,875,315	12,012,107	12,007,669	11,988,636	11,954,327
Stock options outstanding at end of period	694,519	710,182	714,620	728,492	749,397

See footnotes on following page

	As of and for the Three Month Period
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Credit Quality Data:
Nonperforming assets (5) to total assets	0.07%	0.03%	0.03%	0.03%	0.04%
Nonperforming assets (5) to loans receivable and OREO	0.10%	0.04%	0.04%	0.04%	0.05%
Nonperforming loans (5) to total loans receivable	0.10%	0.04%	0.04%	0.04%	0.05%
Allowance for loan losses to nonperforming loans	1657.9%	2732.7%	3081.2%	2966.7%	2705.3%
Allowance for loan losses to total loans receivable	1.64%	1.19%	1.20%	1.11%	1.25%
Allowance for loan losses to loans receivable, as adjusted (6)	1.75%	1.40%	1.57%	1.59%	1.62%
Gross charge-offs	$579	$31	$12	$18	$386
Gross recoveries	$47	$32	$7	$9	$2
Net charge-offs to average loans (7)	0.13%	0.00%	0.00%	0.00%	0.10%

Capital Ratios (8):
Tier 1 leverage capital	8.07%	7.48%	8.00%	8.62%	9.05%
Common equity Tier 1 risk-based capital	11.06%	9.94%	10.92%	10.89%	11.27%
Tier 1 risk-based capital	11.26%	10.15%	11.16%	11.15%	11.55%
Total risk-based capital	13.89%	12.95%	13.12%	13.15%	13.61%

(1) Core deposits are defined as all deposits excluding brokered and all time deposits.
(2) Share and per share amounts are based on total common shares outstanding.
(3) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(4) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’

     equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(5) Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(7) Annualized calculations.
(8) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses on revenue.

Revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses is a non-GAAP measure that excludes the impact of BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses on revenue. The most directly comparable GAAP measure is revenue.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Years Ended
(Dollars in thousands, unaudited)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses:
Total net interest income	$24,703	$18,807	$16,933	$79,437	$57,386
Total noninterest income	14,220	6,132	2,049	28,118	8,182
Total Revenue	$38,923	$24,939	$18,982	$107,555	$65,568
Less: BaaS credit enhancements	(9,076)	(10)	-	(9,086)	-
Less: Baas fraud recovery	(1,209)	(296)	-	(1,505)	-
Less: Reimbursement of expenses	(295)	(333)	(158)	(1,004)	(593)
Total revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses	$28,343	$24,300	$18,824	$95,960	$64,975

The following non-GAAP measure is presented to illustrate the impact of loan fees on contractual loan yield.

Yield on loans receivable, excluding earned fees is a non-GAAP measure that excludes the impact of earned loan fees on the contractual interest rate yield. The most directly comparable GAAP measure is yield on loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					As of and for the Years Ended
(Dollars in thousands, unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Yield on loans receivable, excluding earned fees :
Total average loans receivable	$1,683,310	$1,681,069	$1,750,825	$1,640,108	$1,533,533	$1,688,925	$1,333,028
Interest and earned fee income on loans	25,134	19,383	19,365	18,230	17,885	82,112	61,910
Less: earned fee income on all loans	(6,572)	(3,533)	(4,274)	(3,974)	(3,765)	(18,354)	(9,065)
Adjusted interest income on loans	$18,562	$15,850	$15,091	$14,256	$14,120	$63,758	$52,845
Yield on loans receivable	5.92%	4.57%	4.44%	4.51%	4.64%	4.86%	4.64%
Yield on loans receivable, excluding earned fees:	4.37%	3.74%	3.46%	3.53%	3.66%	3.78%	3.96%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans (1):	4.78%	4.36%	4.42%	4.52%	4.65%	4.56%	4.80%
(1) Non-GAAP measure - see next table of "Non-GAAP Financial Measures" for more information.

The following non-GAAP financial measures are presented to illustrate and identify the impact of PPP loans on loans receivable related measures.  By removing these items and showing what the results would have been without them, we are providing investors with the information to better compare results with periods that did not have these items.  These measures include the following:

Adjusted allowance for loan losses to loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is allowance for loan losses to loans receivable.

Yield on loans receivable, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans is a non-GAAP measure that excludes the impact of earned fees and PPP loans on the balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Adjusted Tier 1 leverage capital ratio, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is Tier 1 leverage capital ratio.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Year Ended
(Dollars in thousands, unaudited)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Adjusted allowance for loan losses to loans receivable, excluding PPP loans:
Total loans, net of deferred fees	$1,742,735	$1,705,682	$1,547,138	$1,742,735	$1,547,138
Less: PPP loans	(111,813)	(267,278)	(365,842)	(111,813)	(365,842)
Less: net deferred fees on PPP loans	3,633	9,417	5,803	3,633	5,803
Adjusted loans, net of deferred fees	$1,634,554	$1,447,821	$1,187,099	$1,634,554	$1,187,099
Allowance for loan losses	$(28,632)	$(20,222)	$(19,262)	$(28,632)	$(19,262)
Allowance for loan losses to loans receivable	1.64%	1.19%	1.25%	1.64%	1.25%
Adjusted allowance for loan losses to loans receivable, excluding PPP loans	1.75%	1.40%	1.62%	1.75%	1.62%
Yield on loans receivable, excluding PPP loans:
Total average loans receivable	$1,683,310	$1,681,069	$1,533,533	$1,688,925	$1,333,028
Less: average PPP loans	(186,267)	(322,595)	(424,290)	(372,842)	(302,685)
Plus: average deferred fees on PPP loans	6,370	11,639	7,385	4,306	6,432
Adjusted total average loans receivable	$1,503,413	$1,370,113	$1,116,628	$1,320,389	$1,036,775
Interest income on loans	$25,134	$19,383	$17,885	$82,112	$61,910
Less: interest and deferred fee income recognized on PPP loans	(6,245)	(3,744)	(3,847)	(19,188)	(10,172)
Adjusted interest income on loans	$18,889	$15,639	$14,038	$62,924	$51,738
Yield on loans receivable	5.92%	4.57%	4.64%	4.86%	4.64%
Yield on loans receivable, excluding PPP loans:	4.98%	4.53%	5.00%	4.77%	4.99%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:
Total average loans receivable	$1,683,310	$1,681,069	$1,533,533	$1,688,925	$1,333,028
Less: average PPP loans	(186,267)	(322,595)	(424,290)	(372,842)	(302,685)
Plus: average deferred fees on PPP loans	$6,370	$11,639	$7,385	$4,306	$6,432
Adjusted total average loans receivable	$1,503,413	$1,370,113	$1,116,628	$1,320,389	$1,036,775
Interest and earned fee income on loans	$25,134	$19,383	$17,885	$82,112	$61,910
Less: earned fee income on all loans	$(6,572)	$(3,533)	$(3,762)	$(18,353)	$(9,065)
Less: interest income on PPP loans	(461)	(796)	(1,064)	(3,683)	(3,030)
Adjusted interest income on loans	$18,101	$15,054	$13,059	$60,076	$49,815
Yield on loans receivable	5.92%	4.57%	4.64%	4.86%	4.64%
Yield on loans receivable, excluding earned fees on all loans (1):	4.37%	3.74%	3.66%	3.78%	3.96%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:	4.78%	4.36%	4.65%	4.55%	4.80%
(1) Non-GAAP measure - see previous table of "Non-GAAP Financial Measures" for more information.

(Dollars in thousands, unaudited)	As of December 31, 2021	As of September 30, 2021	As of December 31, 2020
Adjusted Tier 1 leverage capital ratio, excluding PPP loans:
Company:
Tier 1 capital	$204,585	$164,437	$143,532
Average assets for the leverage capital ratio	$2,536,512	$2,198,406	$1,586,350
Less: Average PPP loans	(186,267)	(322,595)	(424,290)
Plus: Average PPPLF borrowings	-	-	188,222
Adjusted average assets for the leverage capital ratio	$2,350,245	$1,875,811	$1,350,282
Tier 1 leverage capital ratio	8.07%	7.48%	9.05%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	8.70%	8.77%	10.63%
Bank:
Tier 1 capital	$201,783	$178,857	$147,262
Average assets for the leverage capital ratio	$2,533,749	$2,197,276	$1,585,514
Less: Average PPP loans	(186,267)	(322,595)	(424,290)
Plus: Average PPPLF borrowings	-	-	188,222
Adjusted average assets for the leverage capital ratio	$2,347,482	$1,874,681	$1,349,446
Tier 1 leverage capital ratio	7.96%	8.14%	9.29%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	8.60%	9.54%	10.91%

APPENDIX A -

As of December 31, 2021

Industry Concentration

We have a diversified loan portfolio, representing a wide variety of industries. Three of our largest categories of our loans are commercial real estate, commercial and industrial, and construction, land and land development loans.  Together they represent $1.33 billion in outstanding loan balances, or 80.9% of total gross loans outstanding, excluding PPP loans of $111.8 million.  When combined with $909.6 million in unused commitments the total of these three categories is $1.97 billion, or 77.3% of total outstanding loans and loan commitments.

Commercial real estate loans represent the largest segment of our loans, comprising 51.0% of our total balance of outstanding loans, excluding PPP loans, as of December 31, 2021.  Unused commitments to extend credit represents an additional $23.2 million, the combined total exposure in commercial real estate loans represents $858.8 million, or 33.8% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of December 31, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$155,079	$3,827	$158,906	6.2%	$2,096	74
Hotel/Motel	115,878	228	116,106	4.6	4,457	26
Office	91,370	3,623	94,993	3.7	942	97
Warehouse	76,453	4,085	80,538	3.2	1,499	51
Convenience Store	79,249	1,093	80,342	3.2	1,843	43
Mixed use	70,713	3,894	74,607	2.9	852	83
Retail	68,886	2,582	71,468	2.8	840	82
Manufacturing	36,855	600	37,455	1.5	1,152	32
Mini Storage	35,041	204	35,245	1.4	2,336	15
Groups < 1.4% of total	106,063	3,112	109,175	4.3	1,326	80
Total	$835,587	$23,248	$858,835	33.8%	$1,433	583

Commercial and industrial loans comprise 18.7% of our total balance of outstanding loans, excluding PPP loans, as of December 31, 2021.  Unused commitments to extend credit represents an additional $486.8 million, the combined total exposure in commercial and industrial loans represents $794.1 million, or 31.2% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry, excluding PPP loans, for our commercial and industrial loan portfolio as of December 31, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$202,882	$415,956	$618,838	24.3%	$1,649	123
Construction/Contractor Services	16,475	33,810	50,285	2.0	102	161
Financial Institutions	20,150	-	20,150	0.8	3,358	6
Manufacturing	13,369	4,857	18,226	0.7	243	55
Medical / Dental / Other Care	12,203	4,045	16,248	0.6	200	61
Family and Social Services	7,175	2,490	9,665	0.4	478	15
Groups < 0.40% of total	34,993	25,646	60,639	2.4	124	282
Total	$307,247	$486,804	$794,051	31.2%	$437	703

Construction, land and land development loans comprise 11.2% of our total balance of outstanding loans, excluding PPP loans, as of December 31, 2021.  Unused commitments to extend credit represents an additional $134.3 million, the combined total exposure in construction, land and land development loans represents $317.9 million, or 12.5% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table details our exposure for our construction, land and land development portfolio as of December 31, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$82,816	$100,302	$183,118	7.2%	$2,958	28
Residential construction	28,865	19,638	48,503	1.9	722	40
Undeveloped land loans	37,817	3,440	41,257	1.6	2,701	14
Developed land loans	20,457	7,836	28,293	1.1	568	36
Land development	13,639	3,069	16,708	0.7	758	18
Total	$183,594	$134,285	$317,879	12.5%	$1,350	136

APPENDIX B -

As of December 31, 2021

CCBX – BaaS Reporting Information

Beginning with and during the quarter ended December 31, 2021, $8.7 million was recorded in BaaS fees - credit enhancements related to the provision for loan losses and reserve for unfunded commitments for CCBX partner loans.  Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses.  In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans.  When the provision for loan losses and provision for unfunded commitments is recorded, a recovery receivable is also recorded on the balance sheet through noninterest income (BaaS fees -credit enhancement).  Incurred losses are recorded in the allowance for loan losses, and as the credit enhancement recoveries are received from the CCBX partner, the recovery receivable is relieved.  Agreements with our CCBX partners also provide protection to the Bank from fraud by absorbing incurred fraud losses.  Fraud losses are recorded when incurred as losses in noninterest expense, and the recovery received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement.

The following table illustrates the impact of the of the CCBX provision for loan losses, unfunded commitments expense and fraud losses on the income statement for the period indicated:

Three Months Ended
Income Statement	December 31,
Noninterest income:
BaaS fees - credit enhancement - CCBX partner loans	$9,076
BaaS fees - fraud recovery - CCBX partner loans	1,209
Total noninterest income:	10,285
Provision for loan losses:
Provision for loan losses - CCBX partner loans	8,699
Noninterest expense:
BaaS expense - fraud expense - CCBX partner loans	1,209
Unfunded commitment expense - CCBX partner loans	377
Total provision for loan losses and noninterest expense:	10,285
Net income statement impact	$-

The following table illustrates the impact of the of the CCBX allowance for loan losses, reserve for unfunded commitments and recovery receivable on the balance sheet for the period indicated:

As of
(Dollars in thousands, unaudited)	December 31, 2021
Balance sheet
Assets:
Allowance for loan losses - CCBX partner loans	$(8,335)
Recovery receivable - CCBX partner loans	8,712
Total assets:	377
Liabilities:
Reserve for unfunded commitments - CCBX partner loans	377
Total liabilities:	377
Net balance sheet impact	$-

For CCBX partner loans the Bank records contractual interest earned from the borrower in BaaS loan interest income, less a small loan origination cost which is paid or payable to the partner.  BaaS loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans.

The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Year Ended
	December 31,		Increase	December 31,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
BaaS loan interest income	$3,771	$284	$3,487	$6,532	$731	$5,801
Less: BaaS loan expense	2,368	103	2,265	2,976	294	2,682
Net BaaS loan income	1,403	181	1,222	3,556	437	3,119

The following tables are a summary of the direct fees, expenses and interest components of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Year Ended
	December 31,		Increase	December 31,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
Loan interest income	$3,771	$284	$3,487	$6,532	$731	$5,801
Total BaaS interest income	$3,771	$284	$3,487	$6,532	$731	$5,801

Interest expense	Three Months			Year Ended
	December 31,		Increase	December 31,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
BaaS interest expense	$34	$23	$11	$99	$178	$(79)
Total BaaS interest expense	$34	$23	$11	$99	$178	$(79)

Noninterest income	Three Months Ended			Year Ended
	December 31,		Increase	December 31,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
Program income:
Servicing and other BaaS fees	$1,701	$567	$1,134	$5,011	$1,758	$3,253
Interchange	368	10	358	701	14	687
Total program income	2,069	577	1,492	5,712	1,772	3,940
Reimbursements and guarantees:
Credit enhancement recovery	9,076	-	9,076	9,086	-	9,086
Fraud recovery	1,209	-	1,209	1,505	-	1,505
Reimbursement of expenses	295	158	137	1,004	593	411
Total reimbursements and guarantees	10,580	158	10,422	11,595	593	11,002
Total BaaS fees	$12,649	$735	$11,914	$17,307	$2,365	$14,942

Noninterest expense	Three Months Ended			Year Ended
	December 31,		Increase	December 31,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
BaaS loan expense	$2,368	$103	$2,265	$2,976	$294	$2,682
BaaS fraud expense	1,209	-	1,209	1,505	-	1,505
Total BaaS expense	$3,577	$103	$3,474	$4,481	$294	$4,187